Exhibit 10.29

Enzon Pharmaceuticals, Inc.

20 Kingsbridge Road

Piscataway, NJ 08854

February 4, 2016

VIA EMAIL

Kingsbridge 2005, LLC

The Hampshire Companies

83 South Street

Morristown, NJ 07960

Re:	Transactions related to the termination of that certain Indenture of Lease dated April 1, 1995 between Enzon and Landlord’s predecessor (the “Prime Lease”) and Enzon’s leasing of the premises demised thereby (the “Premises”), the transfer of the sublandlord’s interest in and to that certain Amended and Restated Agreement of Sublease dated as of November 13, 2013 (the “Agreement”) by and between Enzon Pharmaceuticals. Inc., as sublandlord (“Enzon”) and Axcellerate Pharma, LLC, as subtenant (“Axcellerate”), together with that certain Consent to Sublease and Amendment to Lease dated as of November 14, 2013 (the “Consent”) by and among Enzon, Axcellerate and Kingsbridge 2005, LLC, as prime landlord (“Kingsbridge”) (such Agreement, together with such Consent, collectively, the “Sublease”), and those matters set forth in that certain Surrender and Release Agreement dated as of December 29, 2015 (the “Tri-Party Agreement”) by and among Enzon, Axcellerate and Kingsbridge

Dear Sir or Madam:

In order to clarify the obligations of the parties pursuant to the Sublease and the Tri-Party Agreement, and notwithstanding anything to the contrary contained in the Tri-Party Agreement, including, without limitation, Section 10 thereof, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Enzon and Kingsbridge hereby agree to the following:

1.	Release/Waiver: from and after the Termination Date (as defined below), Kingsbridge agrees to perform all of the obligations of Enzon under the Sublease and Kingsbridge waives any and all claims against Enzon as may currently exist or may arise in the future in connection with (i) the Prime Lease or the Premises (including, without limitation, termination of the Prime Lease in accordance with the Tri-Party Agreement), (ii) the transfer to Kingsbridge of the obligations of Enzon, as sublandlord under the Sublease (from and after the Termination Date), and (iii) the failure, if any, of Kingsbridge to perform the obligations of sublandlord under the Sublease from and after the Termination Date, and as of the Termination Date Kingsbridge releases Enzon from any and all liability arising under or in connection with the Sublease and the Prime Lease.

2.	Past Due Amount: Kingsbridge and Enzon acknowledge and agree that the amount of $156,920.76 is owed in arrears (the “Arrears”) by Axcellerate to Enzon. Kingsbridge agrees that Enzon shall be credited with the sum of $75,000.00 toward the $400,000.00 payment described hereinafter. In consideration of the $75,000 credit, Enzon hereby assigns to Kingsbridge all of its Right. Title and Interest in the claim against Axcellerate for the Arrears.

3.	Payment Procedure: on the business day immediately following the later to occur of Enzon’s receipt of (i) the fully executed Tri-Party Agreement and (ii) this side letter agreement executed by Kingsbridge and in form acceptable to Enzon (such business day, the “Termination Date”). Enzon shall pay the amount of (x) $4,250,000 to Wells Fargo, NA (“Lender”) by wire transfer to the wiring instructions contained within the Lender’s letter dated January 11, 2016 (the “Consent Letter”); and (y) $400,000 less the per diem amount calculated at $3,658.07 per day for the period from and including January 1, 2016 to the Termination Date, to Kingsbridge by wire transfer to the wiring instructions to be provided by Kingsbridge to Enzon.

4.	Indemnity: Kingsbridge indemnifies Enzon from any and all claims, liabilities and expenses (including, without limitation, all attorneys’ fees and court costs) arising under or in connection with (i) the Sublease (including all matters arising prior to and/or after the Termination Date); (ii) any and all claims by Suibtenant, including, without limitation, any claims for any past or future breach of the Sublease or the Tri-Party Agreement and any claims that the Tri-Party Agreement and/or any of the transactions referred to therein and/or in this side letter constitute a breach by Enzon of its obligations under the Sublease or any other agreement; (iii) any claim that this side letter is alleged or deemed to be a material change to the Tri-Party Agreement; and (iv) any claim that this letter agreement violates, is overruled by and/or is of no force and effect by reason of any provision in the Tri-Party Agreement, including, without limitation, Section 10 thereof (for avoidance of confusion, such Section 10 is actually the 7th paragraph of such agreement, as such agreement’s paragraph numbers are mislabeled).

5.	Termination: If the Termination Date has not occurred by February 8, 2016, Enzon or Kingsbridge shall have the right to terminate its obligations hereunder and under the Tri-Party Agreement, without any cost or penalty therefor, by giving written notice thereof to the other party hereto at any time from any after such date.

6.	Removal of Property, Fixtures, Furniture and Equipment: Enzon shall have the right to remove from the Premises all personal property, fixtures, furniture and equipment (collectively, the “FF&E”) owned by Enzon within a reasonable time after the Termination Date and Enzon shall have the right, at no cost to Enzon, to maintain a portion of its FF&E in a locked room in the Premises for such period of time until removed by Enzon.

7.	Termination of Assignment, Surrender and Release Agreement dated September 11, 2015 (the “September Agreement”): Enzon and Kingsbridge agree that as of the Termination Date, the September Agreement shall be deemed terminated and of no further force and effect.

The terms, conditions and provisions of this letter agreement shall survive the Termination Date.

This letter agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Facsimile, pdf or other electronic signatures shall be deemed original signatures.

By signing below. Enzon and Kingsbridge have acknowledged their agreement with all of the terms, conditions and provisions set forth in this letter agreement.

Very truly yours.

/s/ George W. Hebard III
George W. Hebard III
Interim Principal Executive Officer

ACCEPTED AND AGREED:

ENZON PHARMACEUTICALS, INC.

By:	/s/ George W. Hebard III	dated: February 4, 2016
Name: George W. Hebard III
Title: Interim Principal Executive Officer

KINGSBRIDGE 2005, LLC

Shelbourne Jersey Portfolio 2, Limited Liability Company

Shelbourne HPVI Management Group, LLC, its Managing Member

By: HPFVI Shelbourne LLC, its Managing Member

By: Hampshire Partners Fund VI, L.P., its Sole Member

By: Hampshire Partners LLC, its General Partner

By:	/s/ Norman A. Feinstein	dated: February 2, 2016
Name: Norman A. Feinstein
Title: Vice Chairman

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